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                                                                   Exhibit 12.1

                              AOL TIME WARNER INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                -------------
                                                                                Pro Forma (a)
                                                                                 Year ended
                                                                                 December 31,
                                                                                     2000
                                                                                -------------
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Earnings:

Net income (loss) before income taxes and cumulative effect of accounting change   $(3,368)
Interest expense                                                                     1,690
Amortization of capitalized interest                                                     6
Portion of rents representative of an interest factor                                  394
Preferred stock dividend requirements of majority-owned
  subsidiaries                                                                          52
Adjustment for partially owned subsidiaries and 50% owned
  companies                                                                            235
Undistributed losses (earnings) of less than 50% owned
  companies                                                                             13
                                                                                   -------
    Total earnings                                                                 $  (978)
                                                                                   =======

Fixed Charges:

Interest expense                                                                   $ 1,690
Capitalized interest                                                                    10
Portion of rents representative of an interest factor                                  394
Preferred stock dividend requirements of majority-owned
  subsidiaries                                                                          52
Adjustment for partially owned subsidiaries and 50% owned
  companies                                                                            121
                                                                                   -------
    Total fixed charges                                                            $ 2,267
                                                                                   =======
Pretax income necessary to cover preferred dividend requirements                        24
                                                                                   -------
    Total combined                                                                 $ 2,291
                                                                                   =======
Ratio of earnings to fixed charges (deficiency in the coverage
of fixed charges by earnings before fixed charges)                                 $(3,245)
                                                                                   =======
Ratio of earnings to combined fixed charges and preferred dividend requirements (deficiency in the coverage of combined fixed charges
and preferred dividend requirements deficiency)                                    $(3,269)
                                                                                   =======
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(a) AOL Time Warner's pro forma ratios are presented to give effect to the merger of America Online and Time Warner as if it occurred at the beginning of the period.